Exhibit 99.1

P R E S S R E L E A S E	Corporate Headquarters 400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CHRIS JENNY APPOINTED TO CBRE GROUP, INC. BOARD OF DIRECTORS

Los Angeles, January 14, 2016 -- CBRE Group, Inc. (NYSE:CBG) today announced that Christopher (Chris) Jenny has been appointed to its Board of Directors. Mr. Jenny is a Senior Advisor to Parthenon-EY, a leading management and strategy consulting firm.

Mr. Jenny has a long history of advising senior executives on corporate strategy and profit improvement programs. For more than two decades at Parthenon, he advised major corporations, leading private-equity firms and mid-market growth companies. He served as President and Senior Partner at Parthenon from 1995 to August 2014, when the firm merged with Ernst & Young. Earlier in his career, Mr. Jenny was a partner at Bain & Company and had 10 years of operating experience as Chief Executive Officer of portfolio companies for Bain Capital and The Noel Group.

“Chris brings deep and wide-ranging experience to our Board,” said Ray Wirta, CBRE’s Chairman of the Board. “We will benefit greatly from his operational expertise, strategic thinking and financial acumen, and look forward to his contributions.”

Mr. Jenny is one of 11 independent Directors on CBRE’s Board, and will serve on the Board’s Corporate Governance and Nominating Committee.

“CBRE is the leading company in its sector,” Mr. Jenny said. “I look forward to helping the company to build on its strength in the marketplace – and create additional shareholder value – by capitalizing on the depth, breadth and quality of its global services and executing its strategy.”

Mr. Jenny earned a bachelor’s degree from Dartmouth College and a master’s degree from Harvard Business School. He was appointed by President George W. Bush to serve on the President’s Export Council, the nation’s premier advisory committee on international trade.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2014 revenue). The Company has more than 70,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 400 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.